Exhibit 12

TERMINATION LETTER

Date: 3 January, 2008

WHEREAS:

(A)	Hutchison Telecommunications International Limited (“HTIL”), Hutchison Telecommunications Investment Holdings Limited (“HTIHL”), Cheung Kong (Holdings) Limited (“CKHL”) and Orascom Telecom Eurasia Limited (“OTEL”, together with each of HTIL, HTIHL and CKHL being hereinafter together referred to as the “Parties” and each a “Party”) are parties to an amended and restated registration rights agreement dated 21 December, 2005 (the “Registration Rights Agreement”), relating, inter alia, to the grant of rights of Registration (as defined in the Registration Rights Agreement.

(B)	The Parties have agreed to terminate the Registration Rights pursuant to the terms and conditions of this Letter Agreement.

NOW IT IS AGREED as follows:

1	Each Party hereby irrevocably and unconditionally agrees that with effect from the execution and delivery hereof, the Registration Rights Agreement shall be terminated and shall as from that time cease to be of any legal effect.

2	Each Party shall, with effect from the execution and delivery hereof, irrevocably and unconditionally release and waive all claims and/or rights which it has or may have against the other Parties under the Registration Rights Agreement.

3.	Each Party undertakes that it will take such action and execute or sign such further documents or agreements as may be reasonably required in order to give full effect to the terms and conditions of this Letter Agreement including, but without limitation, ensuring that this Letter Agreement is enforceable.

4.	Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, execution and carrying into effect of this Letter Agreement.

5.	This Letter Agreement may be executed in counterparts, but shall not be effective until each Party has executed and delivered one counterpart. Each counterpart shall constitute an original of this Letter Agreement but both the counterparts shall together constitute one and the same document.

6.	This Letter Agreement shall be governed by and construed and interpreted in accordance with the law of the State of New York, which shall govern this Letter Agreement and any controversy or claim arising out of or relating to this Letter Agreement.

IN WITNESS of which this Letter Agreement has been executed and has been delivered on the date which appears above.

THE COMMON SEAL of	)
HUTCHISON TELECOMMUNICATIONS	)
INTERNATIONAL LIMITED	)
was hereunto affixed	)
in the presence of:	)		/s/ Susan Chow	Common Seal
		Name:	Susan Chow

Signature
of Witness:	/s/ Lam Sin Yu, Bernardine

Name:	Lam Sin Yu, Bernardine
Address:

Occupation:	Solicitor, Hong Kong SAR

THE COMMON SEAL of	)
HUTCHISON TELECOMMUNICATIONS	)
INVESTMENT HOLDINGS LIMITED	)
was hereunto affixed	)
in the presence of:	)		/s/ Susan Chow	Common Seal
		Name:	Susan Chow

Signature
of Witness:	/s/ Lam Sin Yu, Bernardine

Name:	Lam Sin Yu, Bernardine
Address:

Occupation:	Solicitor, Hong Kong SAR

Signed by Mr. Ip Tak Chuen, Edmond	)
For and on behalf of	)
CHEUNG KONG (HOLDINGS))
LIMITED			/s/ Ip Tak Chuen, Edmond
in the presence of:		Name:	Ip Tak Chuen, Edmond

Signature
of Witness:

Name:
Address:

Occupation:

EXECUTED and DELIVERED	)
as a DEED by	)
ORASCOM TELECOM	)
EURASIA LIMITED	)		/s/ Naguib Sawiris
acting by:	)	Name:	Naguib Sawiris

Signature
of Witness:	/s/ Ragy Soliman

Name:.	Ragy Soliman
Address:	2005A, Nile City Towers
Cornish El Nile, Ramlet Beaulac
11221, Cairo, Egypt

Occupation:	Attorney at Law